UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

Sundown Acquisition Corp.

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Filed by JetBlue Airways Corporation

Pursuant to Schedule 14A under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: June 28, 2022

The following is a press release issued by JetBlue Airways Corporation (“JetBlue”) on June 27, 2022.

PRESS RELEASE

JetBlue Modifies Superior Offer After Consultation with Shareholders

To provide additional certainty following shareholder feedback, JetBlue adds ticking fee; increases reverse breakup fee to $400 million and accelerated prepayment to $2.50 per share

JetBlue urges Spirit shareholders not to be misled by Spirit Board; shareholders can protect their ability to receive JetBlue’s offer by voting ‘No’ at the upcoming Spirit special meeting

NEW YORK (June 27, 2022) – JetBlue (NASDAQ: JBLU) today announced that it is modifying its proposal to acquire Spirit (NYSE: SAVE) based on discussions with Spirit shareholders, and issued an open letter detailing the benefits of its decisively superior proposal and the recent misleading statements made by Spirit. JetBlue is communicating the modified proposal to Spirit’s Board today.

JetBlue continues to encourage Spirit shareholders to vote AGAINST Frontier’s inferior offer. After engagement and consultation with shareholders and positive investor reaction to the value and certainty of JetBlue’s offer, JetBlue today amended its already superior proposal:

•

Increased accelerated prepayment to $2.50 per share, structured as a cash dividend to Spirit shareholders promptly following the Spirit shareholder vote approving the combination between Spirit and JetBlue (subject to CARES Act limitations).

•	Enhanced reverse break-up fee of $400 million payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons.

•

Addition of a ticking fee mechanism, which would provide shareholders with a monthly prepayment of $0.10 per share between January 2023 and the consummation or termination of the transaction. This represents an estimated aggregate ticking fee of up to $1.80 per share, of which the first $1.15 per share in payments will offset the reverse break-up fee or the merger consideration. Any payments in excess of the $1.15 per share will be incremental to the total purchase price of $33.50 or the reverse break-up fee. This increases the total transaction consideration to up to $34.15 per share in the event the transaction is consummated and total downside protection to $4.30 per share, or approximately $470 million in the aggregate, in the event the transaction is terminated.

“After the Spirit Board’s failure to recognize our decisively superior offer, we’ve discussed our offer directly with Spirit shareholders and are now modifying our proposal in response to shareholders’ expressed interest, to include a monthly payment for shareholders, with the certainty of a significant cash premium at closing,” said Robin Hayes, chief executive officer, JetBlue. “Spirit shareholders should not be misled by Spirit and Frontier’s rosy projections of a potential future stock price, which are based on highly flawed assumptions that fail to account for the actual market conditions, including the need for pilot pay increases and elevated fuel costs. The entrenched Spirit Board has approved a revised deal that is ultimately better for Frontier and its controlling shareholder than it is for Spirit shareholders.”

The full letter follows:

Dear Spirit Shareholders,

After the conflicted Spirit Board failed to recognize our decisively superior proposal, we have continued to engage with shareholders who are supportive of our superior proposal and we are now modifying our already superior proposal with the following:

•

Increased accelerated prepayment to $2.50 per share, structured as a cash dividend to Spirit shareholders promptly following the Spirit shareholder vote approving the combination between Spirit and JetBlue (subject to CARES Act limitations).

•	Enhanced reverse break-up fee of $400 million payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons.

•

Addition of a ticking fee mechanism, which would provide shareholders with a monthly prepayment of $0.10 per share between January 2023 and the consummation or termination of the transaction. This represents an estimated aggregate ticking fee of up to $1.80 per share, of which the first $1.15 per share in payments will offset the reverse break-up fee or the merger consideration. Any payments in excess of the $1.15 per share will be incremental to the total purchase price of $33.50 or the reverse break-up fee. This increases the total transaction consideration to up to $34.15 per share in the event the transaction is consummated and total downside protection to $4.30 per share, or approximately $470 million in the aggregate, in the event the transaction is terminated.

The facts demonstrate that our offer to acquire Spirit remains decisively superior to the recently amended Frontier transaction. Yet, the entrenched Spirit Board is clinging to the inferior Frontier transaction with pie-in-the-sky promises and an overly simplistic regulatory argument. Their pitch to shareholders simply doesn’t add up.

JetBlue offers more value and certainty to Spirit shareholders, while the Spirit Board continues to mislead its own shareholders:

•	Superior all-cash price of at least $33.50 per Spirit share representing a substantial premium of 52.1% above the implied value of the amended Frontier transaction and guaranteeing certain value.

•

Offers Spirit shareholders more value under any scenario and better trading value in the short term. As we predicted in our release on Friday night, the dilution from incremental leverage embedded in the Frontier amended merger agreement put pressure on the Spirit stock. On the other hand, the rejection of the Frontier transaction will result in a higher price for Spirit stock, even before any consideration of the likelihood of JetBlue’s transaction closing.

Spirit’s Board has made a lot of lofty promises to secure “yes” votes from investors, but here’s what the Spirit Board and Frontier management do NOT tell you:

•

Shareholders should not be fooled by Spirit’s and Frontier’s rosy projections of $50 per share. Spirit shareholders are being promised an unrealistic future value based on financial projections that are a house of cards given the realities of the market. Among other things, they want you to believe in assumptions that fail to account for the actual market conditions they would face, including the need for pilot pay increases and elevated fuel costs. In a recent message, the Spirit’s pilot union, ALPA, said it was “deeply troubled” that Spirit had not planned a single dollar for increased pilot wages for the next five years, even as Spirit’s pilot attrition has skyrocketed.

When using realistic adjustments and accounting for time value of money, the present value of Spirit’s future share price is between $20-30; a clear discount to the $33.50 in cash offered by JetBlue.

•

Since our updated proposal on June 6 through June 24, the Spirit stock price increased by 18%; on June 27, the first day of trading since the announcement of the amended Frontier merger agreement, the Spirit stock declined by 8%.

•

Spirit shareholders are effectively paying for half of the recent improvement in the terms of the Frontier transaction. While the Spirit Board presents Frontier’s revised transaction as a $2 per share improvement in headline price, in reality, it is only about $1 of incremental economic value. Spirit shareholders will own approximately 50% of the combined company and, as a result, are effectively funding half of this improvement in cash consideration as it is being financed through debt taken on by the combined company. As a result, the implied market value of the Frontier transaction is now ($22.03) LOWER than it was on Friday ($22.29), before their supposed improvement. Frontier is taking this value out of your pocket to fund part of their payment to you.

•

Frontier and Spirit would have you believe their transaction will sail through antitrust approval, but that confidence is either naive or disingenuous. Outside experts agree that, within the current administration, our transaction has a similar chance as Frontier in gaining approval. Frontier and Spirit themselves have even acknowledged the significant antitrust risk inherent in their combination – both by adding a reverse break-up fee and walking back their optimistic timeline.

It is clear the market agrees – the JetBlue offer is good for Spirit shareholders. Since our initial proposal was made public on April 5, Spirit’s share price performance has reflected its shareholders’ overwhelmingly positive view of our offer, and their confidence in our ability to achieve regulatory clearance of the transaction.

The entrenched Spirit Board is now claiming they have served their shareholders by approving an amended Frontier transaction. Yet in fact, they have never negotiated with us and have now favored a transaction that better serves Frontier’s controlling shareholder than Spirit’s shareholders. In exchange for the minimal financial concessions the Spirit Board was able to get from Frontier – which, after even cursory examination, don’t add value or support their projected future value – they chose to weaken Spirit shareholders’ governance in the combined company through less board representation.

Spirit’s entrenched Board continues to stand in the way of the most value creating opportunity available to Spirit shareholders. Time is running out for Spirit shareholders to maximize their investment. The facts are clear. Our proposal is superior. Vote AGAINST the Frontier transaction at Spirit’s special meeting on June 30.

Sincerely,

Robin Hayes

Chief Executive Officer

Forward Looking Statements

Statements in this press release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur. Our forward-looking statements included in this press release speak only as of the date the statements were written or recorded. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Important Information and Where to Find It

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at https://www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

JetBlue has filed a definitive proxy statement on Schedule 14A with the SEC (“Definitive Proxy Statement”) and the accompanying BLUE proxy card on May 26, 2022, to be used to solicit proxies in opposition to the proposed business combination between Spirit and Frontier Group Holdings, Inc. (“Frontier”) and the other proposals to be voted on by Spirit stockholders at the special meeting of the stockholders of Spirit to be held on June 30, 2022. This press release is not a substitute for the Definitive Proxy Statement or any other document JetBlue, Spirit or Frontier may file with the SEC in connection with the proposed transaction.

STOCKHOLDERS OF SPIRIT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by JetBlue at the SEC’s web site at https://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Participants in the Solicitation

JetBlue and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Spirit common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement.

About JetBlue

JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers to more than 110 cities throughout the United States, Latin America, Caribbean, Canada, and United Kingdom. For more information and the best fares, visit jetblue.com.

Contacts

JetBlue Corporate Communications

Tel: +1.718.709.3089

corpcomm@jetblue.com

JetBlue Investor Relations

Tel: +1 718 709 2202

ir@jetblue.com